Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 440.289.8439
Rockwell Automation Reports Fourth Quarter and Full Year 2026 Results; Introduces Fiscal 2027 Guidance
•Fourth quarter reported sales up 1%; organic sales up 3% year over year; both reduced by ~(4) percentage points from the customer tariff refund program
•Fourth quarter diluted EPS of $3.11 and Adjusted EPS of $3.88; up 153% and 16% year over year, respectively
◦Both include a favorable $0.11 net impact of IEEPA tariff refund related items
•Full year reported and organic sales up 8% year over year; both reduced by ~(1) percentage point from the customer tariff refund program
•Organic ARR grew 5% year over year; software ARR grew high single digits year over year
•Full year fiscal 2026 diluted EPS of $12.54 and Adjusted EPS of $13.42; up 63% and 27% year over year, respectively
◦Both include a favorable $0.11 net impact of IEEPA tariff refund related items
•Full year fiscal 2026 cash provided by operating activities of $1,958 million and free cash flow of $1,701 million; up 27% and 25% year over year, respectively
◦Both include a favorable $108 million impact of IEEPA tariff refunds and related interest income
•Fiscal 2027 guidance:
◦Reported sales growth of 4.5% to 7.5%; organic sales growth of 6% to 9%
◦Diluted EPS $13.78 - $14.78; Adjusted EPS $14.50 - $15.50

MILWAUKEE (November 5, 2026) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2026 fourth quarter and full year results and introduced fiscal 2027 guidance.

"Rockwell delivered a strong finish to a great year, with broad-based topline growth, margin expansion, and double-digit earnings growth. Our results underscore the differentiation of our strategy and operating model, as we continue to gain share, strengthen our leadership in core markets, and expand our position in high-growth areas including semiconductor and data centers,” said Blake Moret, Chairman and CEO.

In the fourth quarter of fiscal 2026, the Company received $103 million of International Emergency Economic Powers Act tariff refunds (IEEPA tariff refunds) and $5 million of related interest, the benefits of which are reported as a reduction of Cost of sales and an increase in Interest income in our Consolidated Statement of Operations for the three and twelve months ended September 30, 2026. In addition, the Company approved and communicated a refund program for customers (customer tariff refund program) that paid price increases on purchases of products that were impacted by IEEPA tariffs. The Company recognized an accrual of $85 million for estimated refunds to be issued to customers as a reduction of sales in the Consolidated Statement of Operations for the three and twelve months ended September 30, 2026. The impacts on Sales and Cost of sales are reported as unallocated in the segment Sales and Earnings Information. The after-tax net impact of IEEPA tariff refunds, including interest, the customer tariff refund program, and related non-recurring charges reported in unallocated, of $0.11 is included in diluted EPS and Adjusted EPS.
Fiscal Q4 2026 Financial Results
Fiscal 2026 fourth quarter sales were $2,332 million, up 1% compared to $2,316 million in the fourth quarter of fiscal 2025. Organic sales increased 3%. Divestitures decreased sales by (2)%. Reported and Organic sales were reduced by ~(4) percentage points from the customer tariff refund program.
Income before income taxes was $433 million in the fourth quarter of fiscal 2026 compared to $63 million in the same period last year. Pre-tax margin was 18.6% in the fourth quarter of fiscal 2026 compared to 2.7% in the same period last year. The increase was primarily driven by the prior year non-cash impairment charge related to the Sensia joint venture and an accounting change and accrual increase for legacy asbestos liabilities, higher sales volume, the net impact of IEEPA tariff refund related items, favorable mix, and the margin benefit of the Sensia joint venture dissolution, partially offset by a charitable contribution, higher compensation, and restructuring charges. Enterprise operating profit was $572 million in the fourth quarter of fiscal 2026, up 16% compared to $493 million in the same period of fiscal 2025. Enterprise operating margin was 24.5% in the fourth quarter compared to 21.3% a year ago. The increase in Enterprise operating margin was driven by higher sales volume, the net impact of IEEPA tariff refund related items, favorable mix, and the margin benefit of the Sensia joint venture dissolution, partially offset by higher compensation.

Fiscal 2026 fourth quarter net income attributable to Rockwell Automation was $346 million or $3.11 per share, compared to $138 million or $1.23 per share in the fourth quarter of fiscal 2025. The increases in net income attributable to Rockwell Automation and diluted EPS were primarily due to higher pre-tax income. Fiscal 2026 fourth quarter Adjusted EPS was $3.88, up 16% compared to $3.34 in the fourth quarter of fiscal 2025, primarily due to higher sales volume and Enterprise operating profit.
Cash flow generated by operating activities in the fourth quarter of fiscal 2026 was $680 million, compared to $454 million in the fourth quarter of fiscal 2025. Free cash flow was $602 million, compared to $405 million in the fourth quarter of fiscal 2025. Increases in cash flow provided by operating activities and free cash flow were primarily due to higher pre-tax income and $108 million of tariff refunds and related interest income.

Fiscal 2026 Full Year Financial Results
Fiscal 2026 sales were $8,989 million, a reported and organic increase of 8% from $8,342 million in fiscal 2025. Divestitures decreased sales by (2)% and currency translation increased sales by 2%. Reported and Organic sales were reduced by (1) percentage point from the customer tariff refund program.
Income before income taxes was $1,685 million in fiscal 2026, compared to $917 million in fiscal 2025. Pre-tax margin was 18.7% in fiscal 2026, compared to 11.0% in fiscal 2025. The increase was primarily due to the prior year non-cash impairment charge related to the Sensia joint venture and an accounting change and accrual increase for legacy asbestos liabilities, higher sales volume, price realization, favorable mix, productivity, and the net impact of IEEPA tariff refund related items, partially offset by higher compensation, a charitable contribution, and restructuring charges. Enterprise operating profit was $1,997 million in fiscal 2026, up 27% from $1,578 million in fiscal 2025. Enterprise operating margin was 22.2% compared to 18.9% a year ago. The increase was due to higher sales volume, price realization, favorable mix, productivity, and the net impact of IEEPA tariff refund related items, partially offset by higher compensation.
Fiscal 2026 net income attributable to Rockwell Automation was $1,409 million or $12.54 per share, compared to $869 million or $7.67 per share in fiscal 2025. The increases in net income attributable to Rockwell Automation and diluted EPS were primarily due to higher pre-tax income. Fiscal 2026 Adjusted EPS was $13.42, up 27% compared to $10.53 in fiscal 2025. The increase in Adjusted EPS was primarily due to higher Enterprise operating profit.
Cash flow generated by operating activities in fiscal year 2026 was $1,958 million, compared to $1,544 million in fiscal 2025. Free cash flow was $1,701 million compared to $1,358 million last year. Increases in cash flow provided by operating activities and free cash flow were driven by higher pre-tax income and $108 million of tariff refunds and related interest income.

Fiscal Year 2027 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2027.

Sales Growth Guidance (1)		EPS Guidance (1)
Reported sales growth (2)	4.5% - 7.5%	Diluted EPS	$13.78 - $14.78
Organic sales growth (2) (3)	6% - 9%	Adjusted EPS (3)	$14.50 - $15.50
Inorganic sales growth	~ —%
Divestiture	~ (1.5)%
Currency translation	~ —%
(1) Guidance as of November 5, 2026.
(2) Reported and Organic sales growth include a ~1 percentage point benefit from the FY26 customer tariff refund program.
(3) Organic sales growth and Adjusted EPS are non-GAAP measures. See Organic Sales, Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, and Fiscal 2027 Guidance for more information on these non-GAAP measures.

“We enter fiscal 2027 from a position of strength, with healthy customer demand and significant new product releases. As industrial operations become increasingly AI-enabled and autonomous, Rockwell is uniquely positioned to orchestrate plant-wide workflows. We are committed to growing customer value, increasing market share, and expanding margins,” Moret continued.

Following is a discussion of quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2026 fourth quarter sales were $1,144 million, a reported and organic increase of 5% compared to $1,086 million in the same period last year. Segment operating earnings were $247 million in the fourth quarter of fiscal 2026 compared to $215 million in the same period last year. Segment operating margin increased to 21.6% in the fourth quarter of fiscal 2026 from 19.8% a year ago driven by higher sales volume, favorable currency, positive price/cost, and favorable mix, partially offset by higher compensation.

Intelligent Devices fiscal 2026 sales were $4,185 million, an increase of 11% from $3,756 million last year. Organic sales increased 10% and currency translation increased sales by 1%. Segment operating earnings were $839 million in fiscal 2026 compared to $676 million in fiscal 2025. Segment operating margin increased to 20.0% in fiscal 2026 from 18.0% a year ago driven by higher sales volume, productivity, and favorable mix, partially offset by higher compensation.
Software & Control
Software & Control fiscal 2026 fourth quarter sales were $754 million, a reported and organic increase of 15% compared to $657 million in the same period last year. Segment operating earnings were $256 million in the fourth quarter of fiscal 2026 compared to $205 million in the same period last year. Segment operating margin increased to 34.0% in the fourth quarter of fiscal 2026 from 31.2% a year ago driven by higher sales volume.
Software & Control fiscal 2026 sales were $2,818 million, an increase of 18% from $2,383 million last year. Organic sales increased 17% and currency translation increased sales by 1%. Segment operating earnings were $952 million in fiscal 2026 compared to $708 million in fiscal 2025. Segment operating margin increased to 33.8% in fiscal 2026 from 29.7% a year ago driven by higher sales volume, partially offset by higher compensation.

Lifecycle Services
Lifecycle Services fiscal 2026 fourth quarter sales were $519 million, a decrease of (9)% compared to $573 million in the same period last year. Organic sales increased 2%. Divestitures decreased sales by (11)%. Segment operating earnings were $85 million in the fourth quarter of fiscal 2026 compared to $100 million in the same period last year. Segment operating margin decreased to 16.4% in the fourth quarter of fiscal 2026 from 17.5% a year ago due to higher compensation and unfavorable project mix, partially offset by the margin benefit from the Sensia joint venture dissolution and higher sales volume.
Lifecycle Services fiscal 2026 sales were $2,071 million, a decrease of (6)% from $2,203 million in fiscal 2025. Organic sales decreased by (2)%. Divestitures decreased sales by (6)% and currency translation increased sales by 2%. Segment operating earnings were $312 million in fiscal 2026 compared to $319 million in fiscal 2025. Segment operating margin increased to 15.1% in fiscal 2026 from 14.5% a year ago due to strong project execution and the margin benefit from the Sensia joint venture dissolution, partially offset by higher compensation.

Supplemental Information
ARR - Organic ARR grew 5% compared to the end of the fourth quarter of fiscal 2025.
Corporate and Other - Fiscal 2026 fourth quarter Corporate and other expense was $26 million compared to $27 million in the fourth quarter of 2025. Corporate and other expense was $116 million for the full fiscal year 2026 compared to $125 million in fiscal 2025.
Amortization of acquisition-related intangible assets - Fiscal 2026 fourth quarter Amortization of acquisition-related intangible assets expense was $29 million, down $6 million from the fourth quarter of fiscal 2025. Full year fiscal 2026 Amortization of acquisition-related intangible assets expense was $120 million, down $21 million from fiscal 2025. The decreases were primarily due to the dissolution of the Sensia joint venture.
Restructuring charges - Fiscal 2026 fourth quarter and full year restructuring charges were $25 million. Fiscal 2025 fourth quarter and full year included an accrual reversal of $5 million.
Charitable Contribution – In the fourth quarter of fiscal 2026 the Company made a $50 million contribution to the Rockwell Automation Charitable Corporation. The contribution optimizes tax benefits and provides funding for philanthropic priorities.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2026 was 20.1% compared to 52.4% in the fourth quarter of 2025. The effective tax rate for the full fiscal year 2026 was 16.5% compared to 18.3% in fiscal 2025. The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2026 was 20.9% compared to 17.8% in the fourth quarter of 2025. The Adjusted Effective Tax Rate for the full fiscal year 2026 was 19.6% compared to 17.1% in fiscal 2025. The decreases in the GAAP effective tax rate for the fourth quarter and full year were primarily due to the absence of certain Sensia-related tax impacts from 2025 and higher discrete tax benefits in 2026, including a benefit related to the dissolution of the Sensia joint venture, partially offset by BEPS Pillar Two minimum taxes. The increases in the Adjusted Effective Tax Rate were primarily due to BEPS Pillar Two minimum taxes, partially offset by higher discrete tax benefits.

Share Repurchases - The Company repurchased approximately 1.2 million shares of its common stock at a cost of $500 million during the fourth quarter of fiscal 2026. For the full fiscal year 2026, the Company repurchased 3.1 million shares of its common stock at a cost of $1,254 million. At September 30, 2026, $673 million remained available under the existing share repurchase authorization.
Return on Invested Capital (ROIC) - On a GAAP basis, ROIC was 23.3% for the twelve months ended September 30, 2026, compared to 13.2% for the twelve months ended September 30, 2025. Adjusted ROIC was 20.4% for fiscal year 2026, compared to 14.6% for fiscal year 2025. The increase in ROIC and Adjusted ROIC was due to higher pre-tax income.
Net Income and Adjusted EBITDA - Net Income in the fourth quarter of fiscal 2026 was $346 million, compared to $30 million in the fourth quarter of 2025. Adjusted EBITDA in the fourth quarter of fiscal 2026 was $620 million, compared to $538 million in the fourth quarter of 2025. Net Income for fiscal year 2026 was $1,407 million, compared to $749 million for fiscal year 2025. Adjusted EBITDA was $2,182 million for fiscal year 2026, compared to $1,753 million for fiscal year 2025. The increase was primarily driven by higher net income.

Definitions
Non-GAAP Measures - Organic sales, Enterprise operating profit, Enterprise operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, Adjusted ROIC, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Organic ARR - Organic annual recurring revenue is Total ARR that excludes comparable ARR in the prior period for the divested businesses.

Conference Call
A conference call to discuss the quarterly results will be held at 7:30 a.m. Central Standard Time on Thursday, November 5, 2026. This call will be an audio webcast and accessible on the Rockwell Automation Investor Relations website (https://www.rockwellautomation.com/en-us/company/investor-relations.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: +1 (585) 542-9983 in the United States or +1 (833) 461-5787 toll-free. International dial-in numbers are available here: https://help.events.q4inc.com/eahc/international-dial-in-numbers. The meeting ID is 697888635.
This call is also accessible via webcast (https://events.q4inc.com/attendee/697888635/guest).
A replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 7, 2026.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions, commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to trade policies, including tariffs, taxation, trade controls, cybersecurity, and climate change;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest or other causes;
•the availability and price of components and materials;
•our ability to manage and mitigate the risks related to the adoption and integration of artificial intelligence (AI), as well as security vulnerabilities and breaches, in our hardware and software products, solutions, and services;
•the availability, effectiveness, and security of our information technology systems;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 27,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2026. To learn more about how we are bringing Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Sales (a)	$2,332	$2,316	$8,989	$8,342
Cost of sales	(1,122)	(1,196)	(4,494)	(4,326)
Gross profit (b)	1,210	1,120	4,495	4,016
Selling, general and administrative expenses (c)	(566)	(471)	(2,012)	(1,914)
Engineering and development (d)	(189)	(191)	(714)	(679)
Other income (expense)	11	(134)	50	(126)
Goodwill and intangible asset impairment	—	(224)	—	(224)
Interest expense	(33)	(37)	(134)	(156)
Income before income taxes	433	63	1,685	917
Income tax provision	(87)	(33)	(278)	(168)
Net income	346	30	1,407	749
Net income (loss) attributable to noncontrolling interests	—	(108)	(2)	(120)
Net income attributable to Rockwell Automation, Inc.	$346	$138	$1,409	$869

Gross profit as percent of sales (b/a)	51.9%	48.4%	50.0%	48.1%
SG&A as percent of sales (c/a)	24.3%	20.3%	22.4%	22.9%
E&D as percent of sales (d/a)	8.1%	8.2%	7.9%	8.1%

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Sales
Intelligent Devices (a)	$1,144	$1,086	$4,185	$3,756
Software & Control (b)	754	657	2,818	2,383
Lifecycle Services (c)	519	573	2,071	2,203
Other unallocated items (1)	(85)	—	(85)	—
Total sales (d)	$2,332	$2,316	$8,989	$8,342
Segment operating earnings
Intelligent Devices (e)	$247	$215	$839	$676
Software & Control (f)	256	205	952	708
Lifecycle Services (g)	85	100	312	319
Corporate and other	(26)	(27)	(116)	(125)
Other unallocated items (1)	10	—	10	—
Enterprise operating profit (2) (h)	572	493	1,997	1,578
Non-operating pension and postretirement benefit credit (cost)	(8)	(1)	2	(1)
Amortization of acquisition-related intangible assets (3)	(29)	(35)	(120)	(141)
Impairment of intangible assets	—	(224)	—	(224)
Net legacy asbestos and environmental charges	5	(141)	2	(154)
Gain or loss on fair value of investments	—	—	(7)	(3)
Restructuring charges	(25)	5	(25)	5
Charitable contributions	(50)	—	(50)	—
Gain on dissolution of Sensia, net of transaction costs	(6)	—	4	—
Interest expense, net	(26)	(34)	(118)	(143)
Income before income taxes (i)	433	63	1,685	917
Income tax provision	(87)	(33)	(278)	(168)
Net income	346	30	1,407	749
Net income (loss) attributable to noncontrolling interests	—	(108)	(2)	(120)
Net income attributable to Rockwell Automation, Inc.	$346	$138	$1,409	$869

Diluted EPS	$3.11	$1.23	$12.54	$7.67

Adjusted EPS (4)	$3.88	$3.34	$13.42	$10.53

Average diluted shares for diluted EPS	111.1	113.0	112.0	113.1

Pre-tax margin (i/d)	18.6%	2.7%	18.7%	11.0%

Segment operating margin
Intelligent Devices (e/a)	21.6%	19.8%	20.0%	18.0%
Software & Control (f/b)	34.0%	31.2%	33.8%	29.7%
Lifecycle Services (g/c)	16.4%	17.5%	15.1%	14.5%
Enterprise operating margin (2) (h/d)	24.5%	21.3%	22.2%	18.9%

(1) Includes an $85 million reduction of sales for the customer tariff refund program, a $103 million reduction of cost of sales for IEEPA tariff refunds received, and $8 million of related non-recurring charges.
(2) Enterprise operating profit and Enterprise operating margin are non-GAAP financial measures. We exclude from income before income taxes and pre-tax margin, non-operating pension and postretirement benefit credit (cost), amortization of acquisition-related intangible assets, impairment of intangible assets, net legacy asbestos and environmental charges, gain or loss on fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, charitable contributions, gain on dissolution of Sensia, net of transaction costs, and interest expense, net because we do not consider these items to be directly related to the operating performance of our enterprise. We believe Enterprise operating profit and Enterprise operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating enterprise. Our measures of Enterprise operating profit and Enterprise operating margin may be different from measures used by other companies.
(3) Amortization of acquisition-related intangibles excludes amortization of internally developed and capitalized intangible software products. See Other Supplemental Information for our presentation and reconciliation by segment.
(4) Adjusted EPS is a non-GAAP earnings measure. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliation for more information on this non-GAAP measure.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2026	September 30, 2025
Assets
Cash and cash equivalents	$433	$468
Receivables	1,891	1,931
Inventories	1,316	1,247
Property, net	871	797
Operating lease right-of-use assets	350	403
Goodwill and intangibles	4,493	4,703
Other assets	1,914	1,670
Total	$11,268	$11,219
Liabilities and Shareowners’ Equity
Short-term debt	$711	$610
Accounts payable	1,013	930
Long-term debt	2,569	2,614
Operating lease liabilities	272	329
Other liabilities	3,149	3,025
Shareowners’ equity attributable to Rockwell Automation, Inc.	3,552	3,654
Noncontrolling interests	2	57
Total	$11,268	$11,219

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2026	2025
Operating activities:
Net income	$1,407	$749
Depreciation and amortization	314	325
Retirement benefits expense	37	43
Pension contributions	(15)	(88)
Gain on dissolution of Sensia	(15)	—
Accounting method change for net legacy asbestos-related defense costs	—	91
Impairment of goodwill and intangible assets	—	224
Receivables/inventories/payables	17	(9)
Contract liabilities	20	39
Compensation and benefits	73	168
Income taxes	(82)	(168)
Other operating activities	202	170
Cash provided by operating activities	1,958	1,544
Investing activities:
Capital expenditures	(257)	(186)
Purchases of investments	(12)	(14)
Dissolution of Sensia, net of cash derecognized	(27)	—
Other investing activities	(5)	(16)
Cash used for investing activities	(301)	(216)
Financing activities:
Net issuance (repayment) of commercial paper	185	(134)
Issuance of short-term debt	33	513
Issuance of long-term debt	—	14
Repayment of short-term debt	(70)	(500)
Repayment of long-term debt	—	(303)
Payment of capital lease obligations	(62)	—
Cash dividends	(618)	(591)
Purchases of treasury stock	(1,256)	(425)
Proceeds from the exercise of stock options	95	101
Other financing activities	(1)	(10)
Cash used for financing activities	(1,694)	(1,335)
Effect of exchange rate changes on cash	2	4
Decrease in cash and cash equivalents	$(35)	$(3)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2026, compared to sales for the three and twelve months ended September 30, 2025:

	Three Months Ended September 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestitures	Sales Excluding Divestitures
North America	$1,568	$(2)	$1,570	$1,478	$(32)	$1,446
EMEA	397	(5)	402	406	(29)	377
Asia Pacific	308	2	306	280	(3)	277
Latin America	144	9	135	152	(2)	150
Other unallocated items (1)	(85)	—	(85)	—	—	—
Total	$2,332	$4	$2,328	$2,316	$(66)	$2,250

	Twelve Months Ended September 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestitures	Sales Excluding Divestitures
North America	$5,801	$5	$5,796	$5,270	$(66)	$5,204
EMEA	1,603	73	1,530	1,488	(54)	1,434
Asia Pacific	1,108	10	1,098	1,024	(5)	1,019
Latin America	562	43	519	560	(3)	557
Other unallocated items (1)	(85)	—	(85)	—	—	—
Total	$8,989	$131	$8,858	$8,342	$(128)	$8,214
(1) Represents estimated refunds to customers under the customer tariff refund program.
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2026, compared to sales for the three and twelve months ended September 30, 2025:

	Three Months Ended September 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestitures	Sales Excluding Divestitures
Intelligent Devices	$1,144	$3	$1,141	$1,086	$—	$1,086
Software & Control	754	(1)	755	657	—	657
Lifecycle Services	519	2	517	573	(66)	507
Other unallocated items (1)	(85)	—	(85)	—	—	—
Total	$2,332	$4	$2,328	$2,316	$(66)	$2,250

	Twelve Months Ended September 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestitures	Sales Excluding Divestitures
Intelligent Devices	$4,185	$61	$4,124	$3,756	$—	$3,756
Software & Control	2,818	37	2,781	2,383	—	2,383
Lifecycle Services	2,071	33	2,038	2,203	(128)	2,075
Other unallocated items (1)	(85)	—	(85)	—	—	—
Total	$8,989	$131	$8,858	$8,342	$(128)	$8,214
(1) Represents estimated refunds to customers under the customer tariff refund program.

The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2026, compared to sales for the three and twelve months ended September 30, 2025:

	Three Months Ended September 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
North America	6%	—%	(3)%	9%
EMEA	(2)%	(1)%	(8)%	7%
Asia Pacific	10%	1%	(1)%	10%
Latin America	(5)%	6%	(1)%	(10)%
Other unallocated items (1)	(4)%	—%	—%	(4)%
Total	1%	—%	(2)%	3%

	Twelve Months Ended September 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
North America	10%	—%	(1)%	11%
EMEA	8%	5%	(4)%	7%
Asia Pacific	8%	1%	(1)%	8%
Latin America	—%	7%	—%	(7)%
Other unallocated items (1)	(1)%	—%	—%	(1)%
Total	8%	2%	(2)%	8%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2026, compared to sales for the three and twelve months ended September 30, 2025:

	Three Months Ended September 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
Intelligent Devices	5%	—%	—%	5%
Software & Control	15%	—%	—%	15%
Lifecycle Services	(9)%	—%	(11)%	2%
Other unallocated items (1)	(4)%	—%	—%	(4)%
Total	1%	—%	(2)%	3%

	Twelve Months Ended September 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
Intelligent Devices	11%	1%	—%	10%
Software & Control	18%	1%	—%	17%
Lifecycle Services	(6)%	2%	(6)%	(2)%
Other unallocated items (1)	(1)%	—%	—%	(1)%
Total	8%	2%	(2)%	8%
(1) Represents estimated refunds to customers under the customer tariff refund program.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, amortization of acquisition-related intangible assets, impairment of intangible assets, net legacy asbestos and environmental charges, gain or loss on fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, gain on dissolution of Sensia, net of transaction costs, and charitable contributions, including their respective tax effects and discrete tax items. Non-operating pension and postretirement benefit cost is defined as all components of our net periodic pension and postretirement benefit cost except for service cost.

The Company adjusts its non-GAAP results to exclude Amortization of acquisition-related intangible assets as such amounts are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of Amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance between periods and as compared to industry peers. Although the Company excludes Amortization of acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of an acquisition and contribute to revenue generation.

In fiscal 2026, we updated the definition of our non-GAAP earnings measures to exclude both charitable contributions and the gain on the dissolution of the Sensia joint venture, net of transaction costs, and certain related tax impacts. We believe this change to our definition provides investors with a more useful presentation of our operating performance as these items and their related tax impacts are not reflective of our ongoing operations. We did not revise prior years because there were no similar amounts.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Service cost	$10	$11	$39	$42
Operating pension and postretirement benefit cost	10	11	39	42

Interest cost	35	35	139	138
Expected return on plan assets	(43)	(42)	(170)	(167)
Amortization of net actuarial loss	5	7	18	29
Settlement charges	11	1	11	1
Non-operating pension and postretirement benefit cost (credit)	8	1	(2)	1

Net periodic pension and postretirement benefit cost	$18	$12	$37	$43
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income (expense) in the Condensed Statement of Operations.

Amortization of acquisition-related intangible assets, impairment of intangible assets, non-operating pension and postretirement benefit (credit) cost, and restructuring charges are not allocated to our operating segments because these costs are excluded from our measurement of each segment's operating performance for internal purposes. If we were to allocate these costs, we would attribute them to each of our segments as follows (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Non-operating pension and postretirement benefit cost (credit)
Intelligent Devices	$2	$(2)	$(2)	$(2)
Software & Control	2	(1)	(2)	(1)
Lifecycle Services	2	(1)	(4)	(2)
Amortization of acquisition-related intangible assets (1)
Intelligent Devices	$11	$9	$42	$37
Software & Control	16	17	66	66
Lifecycle Services	2	9	12	38
Impairment of intangible assets
Intelligent Devices	$—	$—	$—	$—
Software & Control	—	—	—	—
Lifecycle Services	—	(224)	—	(224)
Restructuring charges
Intelligent Devices	$9	$(2)	$9	$(2)
Software & Control	8	(2)	8	(2)
Lifecycle Services	8	(1)	8	(1)
(1) Amortization of acquisition-related intangible assets does not include amortization for intangibles internally developed, which is included in segment operating earnings. For the three and twelve months ended September 30, 2026, the amortization expense for internally developed intangible amortization was $3 million and $11 million, respectively. For the three and twelve months ended September 30, 2025, the amortization expense for internally developed intangible amortization was $3 million and $11 million, respectively.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to Rockwell Automation	$346	$138	$1,409	$869
Non-operating pension and postretirement benefit (credit) cost	8	1	(2)	1
Tax effect of non-operating pension and postretirement benefit (credit) cost	(2)	—	—	(1)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation	29	32	119	130
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	(7)	(7)	(29)	(29)
Impairment of intangible assets attributable to Rockwell Automation	—	119	—	119
Tax effect of impairment of intangible assets attributable to Rockwell Automation	—	(9)	—	(9)
Net legacy asbestos and environmental charges	(5)	141	(2)	154
Tax effect of net legacy asbestos and environmental charges	1	(34)	—	(37)
Gain or loss on fair value of investments	—	—	7	3
Tax effect of gain or loss on fair value of investments	—	—	(2)	(1)
Restructuring charges	25	(5)	25	(5)
Tax effect of restructuring charges	(7)	1	(7)	1
Charitable contributions	50	—	50	—
Tax effect of charitable contributions	(12)	—	(12)	—
Gain on dissolution of Sensia, net of transaction costs, attributable to Rockwell Automation	6	—	(5)	—
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs, attributable to Rockwell Automation	—	—	(44)	—
Adjusted Income	$432	$377	$1,507	$1,195

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025
Diluted EPS	$3.11	$1.23	$12.54	$7.67
Non-operating pension and postretirement benefit (credit) cost	0.07	0.01	(0.02)	0.01
Tax effect of non-operating pension and postretirement benefit (credit) cost	(0.02)	—	—	(0.01)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation	0.26	0.29	1.06	1.15
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	(0.06)	(0.06)	(0.26)	(0.26)
Impairment of intangible assets attributable to Rockwell Automation	—	1.05	—	1.05
Tax effect of impairment of intangible assets attributable to Rockwell Automation	—	(0.08)	—	(0.08)
Net legacy asbestos and environmental charges	(0.05)	1.24	(0.02)	1.36
Tax effect of net legacy asbestos and environmental charges	0.01	(0.30)	—	(0.33)
Gain or loss on fair value of investments	—	—	0.06	0.02
Tax effect of gain or loss on fair value of investments	—	—	(0.02)	(0.01)
Restructuring charges	0.23	(0.05)	0.23	(0.05)
Tax effect of restructuring charges	(0.06)	0.01	(0.06)	0.01
Charitable contributions	0.45	—	0.45	—
Tax effect of charitable contributions	(0.11)	—	(0.11)	—
Gain on dissolution of Sensia, net of transaction costs, attributable to Rockwell Automation	0.05	—	(0.04)	—
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs, attributable to Rockwell Automation	—	—	(0.39)	—
Adjusted EPS	$3.88	$3.34	$13.42	$10.53

Effective tax rate	20.1%	52.4%	16.5%	18.3%
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.1%	(0.8)%	—%	0.1%
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	0.2%	0.5%	0.5%	0.6%
Tax effect of impairment of intangible assets attributable to Rockwell Automation	—%	(40.3)%	—%	(3.1)%
Tax effect of net legacy asbestos and environmental charges	—%	3.4%	—%	1.1%
Tax effect of gain or loss on fair value of investments	—%	—%	0.1%	0.1%
Tax effect of restructuring charges	0.4%	2.6%	0.2%	—%
Tax effect of charitable contributions	0.4%	—%	0.2%	—%
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs, attributable to Rockwell Automation	(0.3)%	—%	2.1%	—%
Adjusted Effective Tax Rate	20.9%	17.8%	19.6%	17.1%

Fiscal 2027 Guidance

Fiscal 2027 Guidance
Diluted EPS	$13.78 - $14.78
Non-operating pension and postretirement benefit credit, net of tax	(0.09)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation, net of tax	0.81
Adjusted EPS	$14.50 - $15.50

Effective tax rate	~ 20%
Tax effect of non-operating pension and postretirement benefit cost	~ —%
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	~ —%
Adjusted effective tax rate	~ 20%

Note: Guidance as of November 5, 2026.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025 (1)	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026	Sep. 30, 2026 (2)
Cash provided by operating activities	$364	$199	$527	$454	$234	$320	$724	$680
Capital expenditures	(71)	(28)	(38)	(49)	(64)	(45)	(70)	(78)
Free cash flow	$293	$171	$489	$405	$170	$275	$654	$602

(1) Includes a $70 million voluntary contribution to the U.S. pension plan.
(2) Includes $108 million of IEEPA tariff refunds and related interest income.
Free cash flow conversion (free cash flow as a percentage of Adjusted Income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.

The table below provides the calculation of free cash flow and free cash flow conversion for fiscal years 2026 and 2025:

	Year Ended
	Sep. 30, 2026	Sep. 30, 2025
Cash provided by operating activities	$1,958	$1,544
Capital expenditures	(257)	(186)
Free cash flow (a)	1,701	1,358
Adjusted Income (b)	1,507	1,195
Free cash flow conversion (a/b)	113%	114%

Return On Invested Capital and Adjusted Return On Invested Capital
Our press release contains information regarding Adjusted ROIC, which is a non-GAAP financial measure. We believe that Adjusted ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use Adjusted ROIC as one measure to monitor and evaluate our performance. Our measure of Adjusted ROIC may be different from that used by other companies. We define Adjusted ROIC as the percentage resulting from the following calculation:
(a) net income, before interest expense, income tax provision, amortization of acquisition-related intangible assets, and goodwill and intangible asset impairment divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;

(c) one minus the effective tax rate for the period.
ROIC and Adjusted ROIC are calculated as follows (in millions, except percentages):

	ROIC		Adjusted ROIC
	Twelve Months Ended September 30,
	2026	2025	2026	2025
(a) Return
Net income	$1,407	$749	$1,407	$749
Interest expense	134	156	134	156
Income tax provision	278	168	278	168
Amortization of acquisition-related intangible assets	—	—	120	141
Impairment of intangible assets	—	—	—	224
Return	$1,819	$1,073	$1,939	$1,438
(b) Average invested capital
Short-term debt	$791	$940	$791	$940
Long-term debt	2,580	2,585	2,580	2,585
Shareowners’ equity	3,627	3,601	3,627	3,601
Accumulated amortization of goodwill and intangibles	—	—	1,405	1,370
Cash and cash equivalents	(467)	(471)	(467)	(471)
Short-term and long-term investments	—	(2)	—	(2)
Average invested capital	$6,531	$6,653	$7,936	$8,023
(c) Effective tax rate
Income tax provision	$278	$168	$278	$168
Income before income taxes	1,685	917	1,685	917
Effective tax rate	16.5%	18.3%	16.5%	18.3%
(a) / (b) * (1-c) Return On Invested Capital	23.3%	13.2%	20.4%	14.6%

Adjusted EBITDA
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. We believe that Adjusted EBITDA and Adjusted EBITDA margin provide investors with additional insight into our financial results and operating trends by excluding non-operational, non-recurring, and non-cash items. We use Adjusted EBITDA and Adjusted EBITDA margin as measures to monitor and evaluate our performance. We define Adjusted EBITDA as net income before interest expense, net, income tax provision, depreciation, amortization, impairment of intangible assets, non-operating pension and postretirement benefit credit, net legacy asbestos and environmental charges, gain or loss on fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, gain on dissolution of Sensia, net of transaction costs, charitable contribution, and Adjusted EBITDA attributable to non-controlling interests. Our measures of Adjusted EBITDA and Adjusted EBITDA margin may be different from those used by other companies, and Adjusted EBITDA and Adjusted EBITDA margin are not substitutes for net income, net profit margin, or any other measure calculated in accordance with GAAP.

The following is a reconciliation of Net income to Adjusted EBITDA and net profit margin to Adjusted EBITDA margin (in millions, except percentages):

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (a)	$346	$30	$1,407	$749
Interest expense, net	26	34	118	143
Income tax provision	87	33	278	168
Depreciation	45	47	183	173
Amortization	32	38	131	152
Non-operating pension and postretirement benefit (credit) cost	8	1	(2)	1
Impairment of intangible assets	—	224	—	224
Net legacy asbestos and environmental charges	(5)	141	(2)	154
Gain or loss on fair value of investments	—	—	7	3
Restructuring charges	25	(5)	25	(5)
Charitable contributions	50	—	50	—
Gain on dissolution of Sensia, net of transaction costs	6	—	(4)	—
Adjusted EBITDA attributable to noncontrolling interests	—	(5)	(9)	(9)
Adjusted EBITDA (b)	$620	$538	$2,182	$1,753

Sales (c)	$2,332	$2,316	$8,989	$8,342

Net profit margin (a/c)	14.8%	1.3%	15.7%	9.0%
Adjusted EBITDA margin (b/c)	26.6%	23.2%	24.3%	21.0%